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Exhibit 99.2

U.S. OFFER TO EXCHANGE

all Common Shares, nominal value RUB 0.005 per share, including

Common Shares represented by American Depositary Shares

(CUSIP: 68370R109; ISIN: US68370R1095)

and

all Preferred Shares, nominal value RUB 0.005 per share,

of

Open Joint Stock Company “Vimpel-Communications”

pursuant to the prospectus dated February 8, 2010

by

VimpelCom Ltd.

THE ACCEPTANCE PERIOD OF THE U.S. OFFER AND WITHDRAWAL RIGHTS

WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME ON APRIL 15, 2010,

UNLESS THE U.S. OFFER IS EXTENDED.

NO GUARANTEED DELIVERY

February 8, 2010

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

VimpelCom Ltd. is offering to exchange:

(a) for each American depositary share (the “OJSC VimpelCom ADSs”) of Open Joint Stock Company “Vimpel-Communications” (“OJSC VimpelCom”), one depositary receipt (“DR”) representing one VimpelCom Ltd. common share (the “Common DRs”);

(b) for each OJSC VimpelCom common share held by a U.S. holder (within the meaning of Rule 14d-1(d) under the U.S. Securities Exchange Act of 1934), 20 Common DRs; and

(c) for each OJSC VimpelCom preferred share held by a U.S. holder, 20 DRs, each representing one VimpelCom Ltd. preferred share (the “Preferred DRs”),

in each case upon the terms and subject to the conditions set forth in the prospectus dated February 8, 2010 (the “Prospectus”), and, with respect to the OJSC VimpelCom ADSs, the related ADS letter of transmittal, and with respect to the OJSC VimpelCom common shares and OJSC VimpelCom preferred shares (collectively, the “OJSC VimpelCom shares”), the share acceptance form and share transfer order (which, together, as amended or supplemented from time to time, constitute the “U.S. Offer”) enclosed herewith.

In addition, under the applicable Russian voluntary tender offer rules, VimpelCom Ltd. is required to offer a cash alternative to the DRs. Therefore, as an alternative to the DRs, in the U.S. Offer VimpelCom Ltd. is also offering 0.01 Russian roubles in cash (equal to approximately US$0.0003) for each OJSC VimpelCom share and 0.0005 Russian roubles in cash (equal to approximately US$0.000017) for each OJSC VimpelCom ADS. The cash consideration that VimpelCom Ltd. is offering in the U.S. Offer is not intended to represent fair market value for the OJSC VimpelCom shares or OJSC VimpelCom ADSs, and VimpelCom Ltd. does not recommend electing to receive the cash consideration in the Offers, as discussed under “The Offers – Terms and Conditions of the Offers” in the Prospectus.

Terms used in this document to the extent not defined herein shall have the same meaning as in the Prospectus.

Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold OJSC VimpelCom ADSs or OJSC VimpelCom shares. Enclosed herewith are copies of the following documents:

1. The Prospectus dated February 8, 2010;

2. The ADS letter of transmittal to be used by holders of OJSC VimpelCom ADSs to accept the U.S. Offer;

3. The share acceptance form and share transfer order to be used by U.S. holders of OJSC VimpelCom shares to accept the U.S. Offer;

4. A form of letter to be sent to your clients for whose accounts you hold OJSC VimpelCom ADSs or OJSC VimpelCom shares, with space provided for obtaining such clients’ instructions with regard to the U.S. Offer;

5. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9, providing information relating to backup federal income tax withholding; and

6. A return envelope addressed to BNY Mellon Shareowner Services, the U.S. exchange agent.

The U.S. Offer may not be accepted in respect of OJSC VimpelCom shares by means of an ADS letter of transmittal. If your clients hold OJSC VimpelCom shares and are U.S. holders, they should use the share acceptance form and share transfer order for tendering such shares into the U.S. Offer by following the instructions set forth therein. Additional information can be obtained from Innisfree M&A Incorporated, the information agent for the U.S. Offer, at: +1 (877) 800-5190 (banks and brokers: +1 (212) 750-5833).

We urge you to contact your clients as promptly as possible.

Additional Information

1. The U.S. Offer is an offer by VimpelCom Ltd. to exchange:

•	for each OJSC VimpelCom ADS, one Common DR;

•	for each OJSC VimpelCom common share held by a U.S. holder, 20 Common DRs; and

•	for each OJSC VimpelCom preferred share held by a U.S. holder, 20 Preferred DRs.

In addition, under the applicable Russian voluntary tender offer rules, VimpelCom Ltd. is required to offer a cash alternative to the DRs. Therefore, as an alternative to the DRs, in the U.S. Offer VimpelCom Ltd. is also offering 0.01 Russian roubles in cash (equal to approximately US$0.0003) for each OJSC VimpelCom share and 0.0005 Russian roubles in cash (equal to approximately US$0.000017) for each OJSC VimpelCom ADS. The cash consideration that VimpelCom Ltd. is offering in the U.S. Offer is not intended to represent fair market value for the OJSC VimpelCom shares or OJSC VimpelCom ADSs, and VimpelCom Ltd. does not recommend electing to receive the cash consideration in the Offers, as discussed under “The Offers – Terms and Conditions of the Offers” in the Prospectus.

Holders of OJSC VimpelCom ADSs are not required to make any election, in which case such holders will automatically receive Common DRs. Tendering holders of OJSC VimpelCom ADSs who wish to make an election may do so by completing the election part of the ADS letter of transmittal and submitting the properly completed ADS letter of transmittal to BNY Mellon Shareowner Services, the U.S. exchange agent, prior to the expiration of the U.S. Offer acceptance period. Tendering holders of OJSC VimpelCom ADS who have not properly completed and submitted an election prior to that time will receive Common DRs, which is the standard entitlement.

2. The U.S. Offer is being made to all holders of OJSC VimpelCom ADSs, wherever located, and all U.S. holders of OJSC VimpelCom shares. VimpelCom Ltd. will, upon the terms and subject to the conditions of the U.S. Offer, including the Minimum Acceptance Condition (as further described in paragraph 3 below), exchange the OJSC VimpelCom ADSs and OJSC VimpelCom shares validly tendered and not withdrawn before the expiration date of the U.S. Offer acceptance period. The term “expiration date” means 5:00 p.m., New York City time on April 15, 2010 or, if the U.S. Offer is extended, the latest time and date at which the U.S. Offer, as so extended by VimpelCom Ltd., will expire.

3. The U.S. Offer is a separate offer from the voluntary tender offer made in accordance with the Russian voluntary tender offer rules (the “Russian Offer,” and together with the U.S. Offer, the “Offers”). The Russian Offer is open to all OJSC VimpelCom shareholders, wherever located, but is not open to OJSC VimpelCom ADS holders. The Offers are made subject to the local laws and regulations applicable to the holders of such securities and are only capable of being accepted if local laws permit such holder to participate in the relevant Offer. The Offers are being conducted simultaneously and, except for the U.S. Offer acceptance period expiring three business days prior to the Russian Offer acceptance period, the Offers have substantially the same terms and completion of the Offers is subject to substantially the same conditions, which include, among others, that more than 95% of OJSC VimpelCom shares, including those represented by OJSC VimpelCom ADSs, are tendered and not properly withdrawn prior to the expiration date of the relevant Offers (the “Minimum Acceptance Condition”).

4. The U.S. Offer acceptance period and withdrawal rights under the U.S. Offer will expire at 5:00 p.m., New York City time on April 15, 2010, unless the U.S. Offer is extended.

5. Exchange of OJSC VimpelCom ADSs tendered and accepted for exchange pursuant to the U.S. Offer will be made only after timely receipt by the U.S. exchange agent of (a) American depositary receipts evidencing the tendered OJSC VimpelCom ADSs or a timely book-entry confirmation of a book-entry transfer of such OJSC VimpelCom ADSs into the U.S. exchange agent’s account at the Depository Trust Company pursuant to the procedures set forth in the Prospectus under “The Offers – Procedures for Tendering – Procedures for Tendering OJSC VimpelCom ADSs,” (b) a properly completed and duly executed ADS letter of transmittal (or facsimile thereof with an original manual signature), with any required signature guarantees, or an agent’s message in connection with a book-entry transfer, as described in the Prospectus under “The Offers – Procedures for Tendering – Procedures for Tendering OJSC VimpelCom ADSs – OJSC VimpelCom ADSs in Book-Entry Form,” and (c) any other documents required by the ADS letter of transmittal.

6. Exchange of OJSC VimpelCom shares tendered and accepted for exchange pursuant to the U.S. Offer will be made only after timely receipt by the U.S. exchange agent of (a) a share transfer order, (b) a properly completed and duly executed share acceptance form, as described in the Prospectus under “The Offers – Procedures for Tendering – Procedures for Tendering OJSC VimpelCom Shares,” and (c) any other documents required by the share acceptance form.

7. VimpelCom Ltd. will be deemed to have accepted for exchange all validly tendered and not withdrawn OJSC VimpelCom securities tendered into the U.S. Offer at the expiration of the U.S. Offer acceptance period, subject only to the satisfaction of the conditions to completion of the Offers, including the Minimum Acceptance Condition. VimpelCom Ltd. will announce the results of the Offers no later than the next business day following the expiration date of the Russian Offer. Announcements will be made by means of a press release and by publication of an announcement in newspapers of national circulation in the United States and Russia. In addition, VimpelCom Ltd. will file the announcement with the U.S. Securities and Exchange Commission on the date on which it is made and post it on VimpelCom Ltd.’s website.

8. If a tendering holder of OJSC VimpelCom shares or OJSC VimpelCom ADSs elects to receive cash consideration in lieu of DRs, VimpelCom Ltd. will pay to such holder an amount equal to the number of OJSC VimpelCom shares or OJSC VimpelCom ADSs tendered multiplied by 0.01 Russian roubles (equal to approximately US$0.0003) or 0.0005 Russian roubles (equal to approximately US$0.000017), respectively, in cash without interest (and less any amounts required to be deducted and withheld under any applicable law), promptly following the announcement of the successful completion of the Offers. The cash consideration will be converted into U.S. dollars on the date that the U.S. exchange agent receives the Russian roubles at the then prevailing spot market rate for the exchange of Russian roubles into U.S. dollars and the proceeds, if any, net of fees and expenses incurred and any applicable taxes, will be distributed to you. Under no circumstances will interest be paid on the cash to be received. It is possible that the currency conversion and related transaction expenses could exceed the cash VimpelCom Ltd. will pay, so it is possible that a tendering holder of OJSC VimpelCom shares or OJSC VimpelCom ADSs will not receive any distribution if such holder elects to receive cash consideration.

9. In order for a holder of OJSC VimpelCom ADSs to take advantage of the U.S. Offer, the appropriate ADS letter of transmittal, properly completed and duly executed, with any required signature guarantees, or an agent’s message in connection with book-entry transfer of OJSC VimpelCom ADSs, and any other documents required by the ADS letter of transmittal (including an agent’s message if the tendering holder has not delivered an ADS letter of transmittal) must be submitted to the U.S. exchange agent at its address set forth in the Prospectus prior to the expiration date, and the American depositary receipts for tendered OJSC VimpelCom ADSs must be received by the U.S. exchange agent, in each case prior to the expiration of the U.S. Offer acceptance period.

10. In order for a holder of OJSC VimpelCom shares to take advantage of the U.S. Offer, a share acceptance form, properly completed and duly executed, and any other documents required by the share acceptance form must be sent to the U.S. exchange agent at its address set forth in the Prospectus prior to the expiration date, and the share transfer order for tendered OJSC VimpelCom shares must be received by the U.S. exchange agent, in each case prior to the expiration of the U.S. Offer acceptance period.

11. VimpelCom Ltd. is not providing for a guaranteed delivery procedure; therefore, your clients may not accept the U.S. Offer by delivery of a notice of guaranteed delivery. The only method for accepting the U.S. Offer is pursuant to the procedure described above.

Your prompt action is requested. We urge you to contact your clients as promptly as possible. The U.S. Offer and withdrawal rights will expire at 5:00 p.m., New York City time on April 15, 2010, unless the U.S. Offer is extended.

Questions and requests for additional copies of the enclosed materials may be directed to Innisfree M&A Incorporated, the information agent, at its address and telephone numbers set forth below.

Very truly yours,

VimpelCom Ltd.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF VIMPELCOM LTD., OJSC VIMPELCOM, THE INFORMATION AGENT OR THE U.S. EXCHANGE AGENT, OR ANY AFFILIATE OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR USE ANY DOCUMENT OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE U.S. OFFER NOT CONTAINED IN THE PROSPECTUS, THE ADS LETTER OF TRANSMITTAL OR THE SHARE ACCEPTANCE FORM.

The Information Agent for the U.S. Offer is:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Toll Free (877) 800-5190

Banks and Brokers (212) 750-5833

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